Exhibit 11.1 Statement re: computation of per share earnings

Loss per share calculations:

                                                                      1998            1997                1996
                                                              ====================================================

Loss before extraordinary item and cumulative
effect of change in accounting principle                       (19,640,607)       (93,103,354)        (19,994,904)

Extraordinary item                                               1,404,000             -                 (457,465)

Cumulative effect of change in accounting
principle                                                              -             (800,000)               -

                                                              ____________________________________________________
Net loss                                                       (18,236,607)       (93,903,354)        (20,452,369)
                                                              ====================================================


Weighted average common shares outstanding
(basic and diluted)                                             39,655,190         39,272,691          38,762,750

Loss per common shares outstanding (basic and diluted):

Loss before extraordinary item and cumulative
effect of change in accounting principle                           (0.49)              (2.37)               (0.52)

Extraordinary item                                                  0.03                -                   (0.01)

Cumulative effect of change in accounting
principle                                                            -                 (0.02)                -
                                                              -----------------------------------------------------
Net Loss                                                           (0.46)              (2.39)               (0.53)


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